UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2015

COVANTA HOLDING CORPORATION

(Exact name of Registrant as Specified in Its Charter)

1-6732	Delaware	95-6021257
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

445 South Street, Morristown, NJ	07960
(Address of principal executive offices)	(Zip Code)

(862) 345-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective as of April 10, 2015, Covanta Energy Corporation, a subsidiary of Covanta Holding Corporation (the “Company”), entered into an amendment and restatement of the Credit and Guaranty Agreement, dated as of March 28, 2012, as amended (the “Credit Agreement”), with Bank of America, N.A. as Administrative Agent and Collateral Agent and the lenders named therein (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement:

1.	modified certain terms relating to $950 million of the $1 billion in revolving commitments; for these commitments the termination date was extended by one year to March 2020, the applicable margin was reduced by 25 basis points, and unused commitment fees payable were reduced on the Tranche A revolving commitment,

2.	refinanced the existing $198 million term loan due 2019 with a new $200 million term loan due March 2020 with a lower applicable margin, no LIBOR floor and scheduled amortization payments of $1.25 million per quarter beginning June 2016, and

3.	reduced the letter of credit sublimit from $1 billion to $600 million and removed the excess cash flow sweep.

The terms relating to the $50 million remaining revolving commitments are consistent with previously-existing terms of the revolving credit facility. All other material terms and conditions of the credit facilities remain unchanged. The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the Amended and Restated Credit Agreement which is attached hereto as Exhibit 10.1 and incorporated by reference herein. Further information on the Credit Agreement is available in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2014 under “Management’s Discussion & Analysis of Financial Condition and Results of Operations.”

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired—Not Applicable.

(b)	Pro Forma Financial Information—Not Applicable.

(c)	Shell Company Transactions—Not Applicable.

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Amended and Restated Credit and Guaranty Agreement dated as of April 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 20, 2015

COVANTA HOLDING CORPORATION

By:	/s/ Timothy J. Simpson

Name:	Timothy J. Simpson
Title:	Executive Vice President, General Counsel & Secretary

COVANTA HOLDING CORPORATION

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Amended and Restated Credit and Guaranty Agreement dated as of April 10, 2015